GulfMark Offshore
Announces Delay in Filing of Annual Report
On Form 10-K

     March 16, 2005 — Houston — GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today that it has filed a form 12b-25 notification with the Securities and Exchange Commission to obtain a 15 day extension in the filing of its annual report on Form 10-K for the year ended December 31, 2004. The Company stated that it required the extension due to a delay in its year-end close process caused by a short term inability to electronically access and share accounting information with its foreign locations through the Company’s worldwide computer system, resulting primarily from the relocation of the Company’s headquarters in December 2004. As a result of the delay, the Company’s year end close did not occur until the last week in February.

     The Company expects to file its Form 10-K by March 31, 2005, but may avail itself of the 45 day extension to file management’s annual report on internal control over financial reporting and the related attestation report by its independent registered public accounting firm. Furthermore, the Company said it would announce the date and time for its conference call on its 2004 year-end results within the next week.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty-three (53) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil and India.

Contact:	Edward A. Guthrie, Executive Vice President (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company’s filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.